Exhibit (a)(5)(B)

SHIFT Investor Day 2025

Forward-Looklng Statements Disclaimer This presentation contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Shif14 Payments, Inc (“we: “our: the “Company: or “Shif14’) intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27 A of the Securities Act of 1933, as amended and Section 21 E of the Securities Exchange Act of 1934, as amended. All statements contained in this presentation, other than statements of historical fact, including, without limitation, statements relating to our position as a leader within our industry; the anticipated benefits of and costs associated with recent acquisitions; our expectations regarding new customers, acquisitions and other transactions, and our ability to close said transactions on the timeline we expect or at all; our market growth and intemational expansion; our plans and agreements regarding future payment processing commitments; our expectations with respect to the economy; our stock price; and our anticipated financial performance, including our financing activities and our financial outlook for fiscal year 2025 and future periods, including our “medium term outlook’ through 2027, are forward-looking statements. In some cases, you can identify forward-lOOking statements by terms such as “may: “will: “should: “expect: “plan: “anticipate: “could: “intend: “target: “project: “contemplate: “believe: “estimate: “predict: “potential: or “continue’ or the negative of these terms or other similar expressions, though not all forward-looking statements can be identified by such terms or expressions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. These forward-looking statements speak only as of the date of this presentation. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, the following: the substantial and increasingly intense competition worldwide in the financial services, payments and payment technology industries; potential changes in the competitive landscape, including disintermediation from other participants in the payments chain; the effect of global economic, political and other conditions on trends in consumer, business and government spending: fluctuations in inflation; our ability to anticipate and respond to changing industry trends and the needs and preferences of our merchants and consumers; our reliance on third-party vendors to provide products and services; risks associated with acquisitions, dispositions and other strategiC transactions: our inability to protect our IT systems and confidential information, as well as the IT systems of third parties we rely on, from continually evolving cybersecurity risks, security breaches or other technological risks: compliance with governmental regulation and other legal obligations, particularly related to privacy, data protection and information security and marketing, across different markets where we conduct our business: risks associated with a variety of laws and regulations, including those relating to financial services, anti-money laundering, anti-bribery, sanctions, and counter-terrorist financing, consumer protection, and cryptocurrencies in various jurisdictions where we conduct our business; our ability to continue to expand our share of the existing payment processing markets or expand into new markets; additional risks associated with our expansion into international operations, including compliance with and changes in foreign regulations and governmental policies, as well as exposure to foreign exchange rates: our ability to integrate and interoperate our services and products with a variety of operating systems, software, devices, and web browsers: our dependence, in part, on our merchant and software partner relationships and strategic partnerships with various institutions to operate and grow our business: and the significant influence Jared Isaacman, our CEO and founder, has over us, including control over decisions that require the approval of stockholders, including a change in control. These and other important factors discussed under the caption “Risk Factors’ in Part I, Item 1A in our Annual Report on Form 10-K for the fiscal year ended December 31,2024, and our other filings with the Securities and Exchange Commission could cause actual results to differ materially from those indicated by the forward-looking statements made in this presentation. Any such forward-looking statements represent management’s estimates as of the date of this presentation While we may elect to update such forward-looking statements at some point in the future, we disclaim any obligation to do so, even if subsequent events cause our views to change Non·GAAP Measures and Key Performance Indicators We use supplemental measures of our performance which are derived from our consolidated financial information but which are not presented in our consolidated financial statements prepared in accordance with U.S generally accepted accounting principles (“GAAP”). These non-GAAP financial measures include: gross revenue less network fees, which includes interchange and adjustment fees; adjusted net income; adjusted net income per share; free cash flow; Adjusted Free Cash Flow; earnings before interest expense, interest income, income taxes, depreciation, and amorti7ation (“EBITDA”): Adjusted EBITDA; Adjusted EBITDA conversion rate: Adjusted EBITDA margin; Adjusted EBITDA per employee; and Free Cash Flow Yield. Gross revenue less network fees represents a key performance metric that management uses to measure changes in the mix and value derived from our customer base as we continue to execute our strategy to expand our reach to serve larger, complex merchants. Adjusted net income represents net income adjusted for certain non-cash and other nonrecurring items that management believes are not indicative of ongoing operations, such as acquisition, restructuring and integration costs, revaluation of contingent liabilities, impairment of intangible assets, unrealized gain (loss) on investments in securities, change in TRA liability, equity-based compensation expense, and foreign exchange and other nonrecurring items. Adjusted EBITDA is the primary financial performance measure used by management to evaluate its business and monitor results of operations. Adjusted EBITDA represents EBITDA further adjusted for certain noncash and other nonrecurring items that management believes are not indicative of ongoing operations. These adjustments include acquisition, restructuring and integration costs, revaluation of contingent liabilities, impairment of intangible assets, unrealized gain (loss) on investments in securities, changes in TRA liability, equity-based compensation expense, and foreign exchange and other nonrecurring items Adjusted EBITDA Margin represents Adjusted EBITDA divided by gross revenue less network fees. Adjusted EBITDA per employee represents Adjusted EBITDA divided by the number of employees as of the end of the period presented. Free cash flow represents net cash provided by operating activities adjusted for certain capital expenditures. Adjusted Free Cash Flow represents free cash flow further adjusted for certain transactions that are not indicative of future operating cash flows, acquisition, restructuring and integration costs, the impact of timing of annual performance bonuses, other nonrecurring expenses, and nonrecurring strategic capital expenditures that are not indicative of ongoing activities. We believe Adjusted Free Cash Flow is useful to measure the funds generated in a given period that are available to invest in the business, to repurchase stock and to make strategic decisions The Adjusted EBITDA conversion rate is calculated as Adjusted Free Cash Flow divided by Adjusted EBITDA. We use non-GAAP financial measures to supplement financial information presented on a GAAP basis We believe that excluding certain items from our GAAP results allows management to better understand our consolidated financial performance and, in the case of Adjusted Free Cash Flow, our liquidity, from period to period and better project our future consolidated financial performance as forecasts are developed at a level of detail different from that used to prepare GAAP-based financial measures Moreover, we believe these non-GAAP financial measures provide our stakeholders with useful information to help them evaluate our operating results by facilitating an enhanced understanding of our operating performance and, in the case of Adjusted Free Cash Flow, our liquidity, and enabling them to make more meaningful period to period comparisons There are limitations to the use of the non-GAAP financial measures presented in this presentation. Our non-GAAP financial measures may not be comparable to similarly titled measures of other companies. Other companies, including companies in our industry, may calculate non-GAAP financial measures differently than we do, limiting the usefulness of those measures for comparative purposes The non-GAAP financial measures are not meant to be considered as indicators of performance, or in the case of Adjusted Free Cash Flow, as an indicator of liquidity, in isolation from or as a substitute for financial information prepared in accordance with GAAP, and should be read only in conjunction with financial information presented on a GAAP basis. Reconciliations each of EBITDA and Adjusted EBITDA, gross revenue less network fees, free cash flow and Adjusted Free Cash Flow to, in each case, its most directly comparable GAAP financial measure are presented as an appendix We are unable to provide reconciliations of the following non-GAAP measures to the nearest comparable GAAP measures for the following periods: for fiscal year ended 2025, Gross revenue less network fees, Adjusted EBITDA, Adjusted EBITDA per employee, Adjusted Free Cash Flow, Adjusted Free Cash Flow Conversion, to Gross Profit, Net Income, Net Income per employee, net cash provided by operating activities, and net cash provided by operating activities divided by Net Income respectively: for the 3-year period ending December 31, 2027, Gross revenue less network fees, Adjusted EBITDA, and Free Cash Flow to Gross Profit, Net Income, and net cash provided by operating activities We encourage you to review the reconciliations in conjunction with the presentation of the non-GAAP financial measures for each of the periods presented. In future fiscal periods, we may exclude such items and may incur income and expenses similar to these excluded items. In addition, end-to-end payment volume, a key performance indicator, is defined as the total dollar amount of payments that we deliver for settlement on behalf of our merchants. Included in end-to-end volume are dollars routed via our international payments platform and alternative payment methods, including cryptocurrency and stock donations, plus volume we route to one or more third party merchant acquirers on behalf of strategiC enterprise merchant relationships.

Where We Are Today, How the Business Has Grown, and Where We’re Going Restaurants, Hospitality, Sports & Entertainment, and Unified Commerce SkyTab, Payments Platform, SkyTab Venue, and Unified Commerce The Shift4 Way Winning Customers, Cross Selling Payments, and Accelerating Growth An Introduction to Our Latest Acquisition Our Scorecard and the Next 3 Years

Opening Remarks

Scorecard Scorecard Since Since Our Our Investor Investor Day Day in in 2021 2021 2021 2021 2021 2021 2024 2024 3 3 YEAR YEAR CAGR CAGR MEDIUM MEDIUM TERM TERM ACTUAL ACTUAL ACTUAL AGTUAL (2021 (2021-.2024) 2024) OUTLOOK OUTLOOK

We Have Delivered Superior Financial Performance While Improving the Quality of the Business

Evolution...While Also Improving Unit Economics Factors Contributing to Higher Customer Lifetime Value (LTV) Increased duration of average customer due to positive mix shift towards enterprise accounts: hotels, stadiums, and global e-Commerce. Higher average revenue per merchant due to ongoing payments cross-sell. Lower attrition due to adoption of software enabled payments and customer mix. Investments in value-added services and new products. Factors Contributing to Stable Customer Acquisitions Costs (CAC) Shift towards direct distribution = lowered third party residuals. Shift towards larger enterprise customers = efficient CAC dollars. Capital allocation = acquiring an installed base of customers with a highly attractive payments cross-sell opportunity at attractive average CAC.

Organization Philosophy: The Shift4 Way

Your Investment in Us: High Growth & High Margins for >5x Returns All performance excludes dividends 1) Peer performance assumes pro-rata investments across a 20 company peer group. Peers include FI, SHOP, MELI, PYPL, FIS, XYZ, GPN, ADYEN, CPAY, TOST, WEX, BILL, DLO, PAY, PSFE, PAYO, EVTC, LSPD, FLYW, and RPAY. 2) Source: VisibleAlpha

Why Should You Believe the Sustainability of Our Growth?

We are going to go all over the world and bring the magic from our USA products and integrations in to the global market. We are going to win restaurants We are going to win hotels We are going to win stadiums and theme parks We are going to win more customers like our strategic partner We are going to ensure the company is always advantaged with an overflowing cross sell funnel. Above all, you can trust us because we do deliver on our promises and have proven that especially over the last three years. We exceeded our 2021 outlook targets and we did it profitably We deployed capital intelligently because we were forged differently and have a better playbook We follow a proven Shift4Way formula that will only get better We keep our promises In this case, history will be a great indicator of our future, and that should be reflected in our 2025 guidance, our new medium term outlook, and our ambitious target for $1 billion in FCF run rate exiting 2027.

Overview of the Business

Our Current Right to Win Verticals where we have a current right to win TODAY

Our Capabilities Modem and purpose built restaurant technology, including POS software, business intelligence and critical marketplace integrations Over 150 Sky Tab developers, with thousands of collective years of experience in restaurant technology One hand to shake: A vertically integrated technology stack with in-house expertise in restaurant point of sale, payment processing, hardware, analytics, etc. A library of scarce hospitality integrations, making us uniquely suited to restaurants in and around hotels and entertainment venues Fast growing support for dozens of countries across 150+ currencies and 100+ payment methods Our Right to Win Sophisticated distribution with advantaged customer acquisition cost and generations of experience supporting restaurants World class technology informed by over 100,000 restaurants and 6 of the leading restaurant POS software brands >60% lower total cost of ownership RESTAURANTS

Our Capabilities Payment platform optimized for both simple and complex hospitality environments Over 550 integrations means instant compatibility with virtually any hotel Business Intelligence tools built for hotel operators A vertically integrated technology stack with in-house expertise in software, multiple revenue center environments, payment processing, hardware, analytics, encryption and deployment, etc. Fast growing support for dozens of countries across 150+ currencies and 100+ payment methods Our Right to Win One hand to shake: Only hospitality platform to deliver the entire payments value chain under one roof. Delivering dramatically accelerated installation timelines versus competitors Advantaged unit economics due to scale and breadth of offerings Each major customer brings more integrations, which increases our TAM Gateway provides massive embedded customer base HOSPITALITY

Our Capabilities World-class technology driving a mobile-first, fan-centered experience A payment platform integrated to software across all revenue centers of a complex entertainment environment Food & Beverage Suites Ticketing Retail Parking Autonomous self-checkout In-house hardware, encryption, deployment enables quicker go-lives Our Right to Win The most comprehensive owned solution in S&E—concessions, restaurants, suites, mobile, digital wallet, merchandise, loyalty + payments Lower cost of ownership due to vendor elimination A critical partner for all S&E technology companies The only digital wallet accepted by all of the industry’s leading retail and autonomous POS (Amazon JWO, Mashgin, Zippin, Aifi, Retail Cloud, and more) SPORTS & ENTERTAINMENT

Our Capabilities A payment platform offering a single integration to all aspects of commerce Card-present and ecommerce Local and international acceptance Global remittance AI enabled fraud management and risk monitoring Essential vertical features for: Retail & ecommerce Gaming Travel Non-profit Subscription billing Our Right to Win A fast-moving culture focused innovation and excellence Demanding, world-class merchants informing our developments across multiple verticals and dozens of countries Rapidly expanding geographic reach A multi-faceted distribution network of enterprise SMEs and direct sales UNIFIED COMMERCE ONE PLATFORM, ONE INTEGRATION

Strategic Evolution of Our Go-To-Market Strategy

Geographic Reach at IPO

Geographic Reach Today

Product

Shift4 Product Team Organization Product teams structured to drive rapid growth and merchant-centric solutions Each cross-functional team organized as an autonomous squad Ownership with Accountability—squads own business outcomes, enabling fast decision-making Optimized for M&A activity—clear mapping of target teams and technologies

1,000 Small & Scrappy Localized Optimized for Technologists Team Alignment Domain Expertise Global Expansion

Product-Driven Organizational Philosophy Can’t Fail Mindset We build products that merchants must trust-scalable, stable, and resilient by design Customer-Focused Product Development Demands of most complex customers informs product design and delivery for all customers Amazing Merchant Experience Passionately committed to delivering seamless, intuitive product experiences Execute With Urgency We prioritize rapid experimentation, fast iteration, and quick learning Ownership & Accountability Empowered teams own outcomes while being accountable for business impact

SHIFT@ PRODUCT

RESTAURANTS: SKYTAB POS

Why We Win in R_taurant. AII-in-one restaurant platform focused on mobility, operational efficiency, reliability and exceptional merchant experience Vertically integrated technology stack acoss restaurant point of sale, payment processing, hardware, analytics, etc. Deep expertise with leaders absorbed from the best POS companies Merchant-focused functionality with intuitive design and unlimited flexibility Modern cloud infrastructure with purpose-built hardware and software Quickly expanding geographic coverage with localized operations and payments

Modern All-in-one POS Designed for Restaurants & Hospitality

Mobile Optimized Restaurant
- Tableside ordering
- Mobile & curbside ordering
- Purpose-built tablet ordering
- InCharge management app

Kitchen Efficiency
- Enterprise menu configuration
- Kitchen display system with customizable workflows
- Real-tIme inventory tracking
- Menu customization

Merchant Experience
- Launch Control
- Frictionless new feature opt-in
- Alerts & notifications
- On demand product learning materials
- In-app hardware ordering

Guest Experience
- Loyalty programs
- Guest CRM + marketing
- AI Website Builder
- Fully branded online ordering
- Interactive customer display
- QR menus & ordering

Payments
- Gift cards
- QR Pay
- Contactless payments

Streamlined Operations
- Waitlists & reservation
- Table management
- Fully integrated online ordering
- Delivery Management
- Fully Integrated Kiosks

SkyTab Platform Roadmap Localization in 10 International Expansion Markets Fiscal compliance, tax, language, local payment methods Enterprise Management Incorporating enterprise capabilities required by the largest brands Mobile Optimized Restaurant Fully refreshed and optimized mobile ordering & management Shift4 Invoicing Create, manage, and send invoices, streamline accounts receivable Push Tips End of shift push payments for fast access to funds & convenience Payroll Comprehensive payroll solution designed to streamline payroll processing, employee management, and compliance And much more

SkyTab Crypto Payments Accept crypto and stablecoi n payments at checkout for goods and services. Never touch crypto. Cryptocurrency is automatically converted to US dollars and settled to your bank account. Reduce risk. Crypto has no risk of chargebacks or fraud Optional Crypto + Stablecoin settlements and payouts Compatible with all major wallets, exchanges, cryptocurrencies and stablecoins

Skytab

HOSPITALITY: PAYMENTS PLATFORM

Hospitality: Embracing Complexity Over 550 integrations means instant compatibility with virtually any hotel Vertically integrated technology stack enabling frictionless payments from booking to check out Business Intelligence tools specifically built for hotel operators and designed to streamline operations an provide deep insights at every point of interaction Gift Card and Loyalty Programs to drive revenue and guest retention One partner & one platform simplifying complexity across multiple revenue center environments, different hardware platforms, and numerous integrations Fast growing support for dozens of countries across 150+ currencies and 100+ payment methods We are trusted by some of the biggest brands in the world, including half the Las Vegas Strip

Hospitality Roadmap Accelerated Global Expansion Additional local payment methods, Pay by Link, BNPL and integration enablement activity to to enable expanding geographies Dynamic Currency Conversion (DCC) Enable currency selection at all points of interaction Hospitality Loyalty & Insights Fully customizable Guest Engagement platform featuring flexible rewards & guest insights. AI-driven operational, guest and financial insights with 3600 views across the business Unified Device Management Enhanced Terminal Management System to simplify management overhead

SPORTS & ENTERTAINMENT: SKYTAB VENUE

Why We Win in Sports & Entertainment A single platform that powers the complete fan experience: ticketing, parking, concessions, retail, and suites World-class technology driving a mobile-first experience: cross-mobile ordering, digital wallet, loyalty + payments Lower cost of ownership due to vendor elimination A critical partner for all S&E technology companies Trusted by more than half of the major league sports venues in North America

SkyTab Venue—Alternative Options

SkyTab Venue—Single Solution With SkyTab Venue, a single solution powers the full fan experience, in and around the venue -from online and box office ticket sales to concessions, retail and parking

SkyTab Venue F&B Trusted by more than half of the major league sports venues in North America, SkyTab Venue provides a seamless customer experience, handling high order volumes, both online and offline F&B Point-of-Sale Quick-Service Concessions Self-Service Kiosk Full-Service Clubs In-Seat Service/Hawking Catered Su ites Best-in-Class Hardware Actionable, Real-Time, BI

SkyTab Venue -Mobile Ordering SkyTab Venue powers mobile ordering for world renowned stadiums and the world’s largest theme parks—modernizing the guest experience while reducing labor and hardware costs Mobile Ordering Order Ahead for Pickup Scan-and-Go Self-Checkout In-Seat Delivery Hardware-less Hawking

SkyTab Venue -Retail Capabilities Partnerships with the industry’s leading retail POS and autonomous self-checkout platforms to accept Shift4 card-present and card-not-present payments Autonomous, Self-Checkout Partners

SkyTab Venue Loyalty The SkyTab Venue Wallet provides a sophisticated first-party loyalty program for season ticket members and VIP fans to redeem benefits and pay Loyalty Wallet Accepted Everywhere Robust Rewards Engine Gift Cards and Stored Value “Cash-Back” Bonuses Preferred Card Holder Benefits Ticketing Partners Ticketmaster, SeatGeek, Tickets.com, AXS Single-Sign-On with Ticketing Provider Tiered Member Discounts Loaded Value Tickets

SkyTab Venue—Roadmap Geographic Expansion Grow SkyTab Venue’s Capada Pro Sports market share, leveraging the inroads that overall expansion efforts and recent M&A activity have opened Expand internationally, initially targeting territories where domestic differentiators may be leveraged, e.g. ticketing partnerships, and where SkyTab restaurants is leading the way. Deliver localization requirements Fan Insights With over 50% market penetration and a comprehensive ecosystem of commerce products and partners, Shift4 is poised to be the definitive source of Sports & Entertainment consumer data New consumer insights product for merchants capitalizing on Shift4 processing payments for ticketing, F&B, retail and restaurants all in the entertainment district Expand Wallet Offering Deepen SkyTab Venue’s loyalty wallet offering with new segmentation and push marketing campaign capabilities for targeting wallet accounts with tailored offers, behavioral rewards, and geo-relevant content

UNIFIED COMMERCE

ONE PLATFORM 4 ONE INTEGRATION 4 GLOBAL REACH Informed by the Most Demanding Customers on (& off) the Planet

Unified Commerce Capabilities Global Reach, Cross Border & Local Acquiring Supporting different acquiring model to provide a seamless payment experience across the globe with support for card present and card not present Developer First Toolkit Robust APls, SDKs, Code Samples, Sandbox Environments & No Code checkout experiences to accelerate integration Unified Dashboard Comprehensive view of payment data, transactions, reporting and operations in on centralized location Flexible Account Configuration Direct, Payfac & MOR options to match business requirements AI Fraud Engine Tools and capabilities to identify and prevent fraudulent users and transactions Flexible Payment Configurations Recurring Payments & subscription-based models with flexible billing cycles & payment plans Instant Payouts & Fast Settlement Fast and reliable payouts ensuring quick access to funds Fast Onboarding One integration, one platform, one line of code opens the world. Self service Add & Drop Geographies

Global Reach with Local Acquiring

Expanding Catalog of Global Payment Methods

Consolidated Business Management Portal

The Future of Unified Commerce: Our Roadmap Global Expansion More Countries More Local Payment Methods Crypto Payment Acceptance Crypto + Stablecoin Settlements Platform Optimization AI-enabled auth rate optimization APM enablement assistant AI-powered fraud prevention: Enhanced dispute resolution tools Merchant Experience API integration assistant Fast geography & payment type expansion AI-assisted report builder Business Intelligence Enhanced operational & financial analytics Integration data platform: Webhooks, APls, flexible data formats

How We Work

How We Work—In Action ATTRACT Top Talent Acquisition strategy drives talent strategy The Shift4 Way Get Flat, Stay Flat Execute With Urgency Radical Ownership Procedurally Driven Take Out the Parts DEVELOP Global Career Opportunities and Growth 44% of employees ex-US year end 2024 vs. 18% in 2023 Promote from within Performance Management Culture Talent assessment and talent upgrades RETAIN Reward Exceptional Performance Small, scrappy teams aligned against top company objectives Extreme Ownership and Accountability 100% of SkyTab Venue installs completed in-house by Shift4 employees DELIVER RESULTS Highly Productive Workforce Focus on Flat Headcount and Rapidly Integrate Acquisitions

Program Management Office Overview Central group established in 2021 to standardize Shift4’s execution strategy for key initiatives, optimize management practices around industry best practices, and continuously improve the organization to drive performance & business goals Our Mandate STANDARDIZE the approach to managing complex business initiatives and provide consistent leadership over programs within Shift4’s portfolio Build structure, process & procedure around Shift4’s most important initiatives Ensure rapid & clear communication across cross-functional teams Provide clear visibility & reporting on progress across the business Bring industry best practices to Shift4 to OPTIMIZE how we manage our teams. Embrace the Shift4 Way and champion it’s principles through effective leadership Drive ownership to the right team members during every phase of project execution Hold teams accountable to project deadlines, deliverables & outcomes Challenge teams to delete parts, rethink the status quo & break glass Capture Lessons Learned, conduct regular and effective debriefs, and lead change in the organization to drive CONTINUOUS IMPROVEMENT in all aspects of Shift4 Debrief failure & success—foster continuous learning to make us better & faster Regularly review & challenge company processes & procedures Execute Root Cause Analysis & Corrective Action Plans

Case Study Appetize was a Point-of-Sale technology provider primarily concentrated in sports and entertainment venues, theme parks, zoos, museums, and college campuses. Appetize was acquired by SpotOn in 2021, and subsequently by Shift4 in October 2023. Their client base included brands like New York Yankees, Chicago Bears, Monumental Sports & Entertainment, Live Nation, University of Miami and many more.    Deal Objectives & Integration Priorities Realize compelling cost synergies by committing to a single go-forward product solution (SkyTab Venue) Monetize payments across the entire customer base Further accelerate our pace in the complete capture of the Sports & Entertainment market Create more value with existing relationships by cross-selling other payments services (e.g. Ticketing) Key Results Retained key talent from Appetize and gave employees meaningful opportunities to contribute to Shift4’s future from Day 1 Aggressively integrated Appetize’s tools, systems, and processes into Shift4 in < 30 days Ruthless commitment to a single go-forward product solution (SkyTab Venue) Converted 70%+ of Appetize’s major and minor league sports venues to-date Already cross-sold Ticketing payments to 25%+ of the major league customer base

How Mission Control Works Time to Revenue Mission Control monitors and alerts through the onboarding process to support merchants as they come online. Customer Satisfaction AI based automations track each merchant escalation, phone call, support request, hardware order, and transaction result in near-real time and Mission Control operators monitor and react. Merchant Attrition Operators respond and proactively action on potential merchant issues across the sales, onboarding, installation, go live, and transaction processing spectrum. Critical Systems Monitoring Over 70+ Global Shift4 systems connected and broadcasting information and activity to Mission Control Operations Center in real time, allowing Mission Control to identify and action on potential merchant impacts.

MSSION 4 CONTROL

Growth Strategy

20+ Years of Integrated Payment Experience Table Service Restaurants Only two major players serve this space at scale Sports & Entertainment No other provider offers as many capabilities under one roof Hotels Shift4 controls more of the value chain, providing a single-vendor solution that reduces complexity and increases demand globally Unified ecommerce Global reach + industry-leading card-present strength, and strategic technology partnerships drive success worldwide

We solve complex problems for our merchants by reducing complexity and streamlining operations across multiple industries. We were early to integrated payments, strategically selecting areas where we could win and built products to be #1 or #2 in the world. We deliver differentiated solutions through software: Our integrated platform empowers commerce and creates seamless experiences for our customers through our own software and integrations with over 550 software partners. We invest in new products to address current needs: By staying ahead of industry trends, we continuously innovate to meet the evolving demands of our customers. We reduce costs by eliminating inefficiencies, unnecessary devices, and gateway fees, we deliver unmatched value to our customers.

How We Cross Sell Cross-Sell Strategy How We Cross Sell Strategy tops off the funnel through acquisitions We trade legacy dollars for SAAS + Payments Flyer is attached to merchant’s statement Stop paying gateway, device, and gift card fees We engage to solve their pain points Our vertically integrated approach reduces overall cost of ownership and provides better service through a single throat to choke International Cross-sell all verticals opportunities from a single country to global markets Provide enterprise customers the ability to expand internationally with a single integration Incentivize partners to use Shift4 globally and expand SkyTab adoptions Leverage our 550+ integrations and value proposition to solve pain points (1) 2025 funnel figure includes recent acquisition of Global Blue.

Land and Expand Strategy

SPORTS & ENTERTAINMENT

JULY 2020
We leveraged our Oracle partnership to win Allegiant Stadium allegiant stadium

MAR 2021
Acquired VenueNext, began dominating the S&E space

FEB 2022
Integrations/partnerships with ticketing platforms that helped extend the value proposition

SEAT GEEK PACIOLAN

JAN 2023
Unlocked the last major ticketing integration required

ticketmaster

OCT 2023
Primary competitor capitulated, acquired by Shift4

2024+
Brought S&E value prop to Canada and Europe

TRANSPORTATION

2023
Landed in Europe and brought our card present expertise

2023
Early mover in EV charging, obtaining device certifications and establishing integrations, now live in 10+ countries atlante Fastned payter

2024
Solved problems for transit and bus systems, deployed open loop tap to pay in 5+ countries

2025 NEW!
Executed agreement with Curb UK to support their iconic Black Cabs across London, supporting both their CP and CNP needs curb

2025 NEW!
Introduced Pay at the Car to the rental car industry.

TSD

Whether SMB or Enterprise, we follow a structured, repeatable process to ensure consistency in customer acquisition, onboarding, and go-live execution across all markets. 5MB (Restaurants, Small Hotels) Solution specialists recruited from the restaurant industry and trained on our tech stack engage and win new business. Our platform rapidly boards, programs, and activates new merchants, assisted by the Launch Team. Standardized process followed across the US, Canada, and the UK ensures efficiency and consistency. Technology-driven approach expedites time to revenue while maintaining customer satisfaction checks. Enterprise (Complex Resorts, Sports Venues, Theme Parks) Enterprise Directors engage directly with complex enterprise customers. Shift4’s 550+ integrations and robust product suite create a strong competitive advantage. Enterprise Engagement Managers (EAMs) take ownership of the onboarding process, following a structured go-live checklist. EAMs remain engaged throughout the customer lifecycle, ensuring long-term success and satisfaction.

Leverage our products and value proposition and direct GTM strategy to win net new customers in key verticals. We position ourselves to maximize engagements and create more opportunities. Our sales funnel is overflowing with more than $800 billion in payment volume ($1.4T after Global Blue), reinforcing Shift4’s unmatched market advantage. We deploy capital strategically to establish market presence and cross-sell payments through our value proposition. Winning is hard—merchants want to focus on their business, not payments

Evolution of Our TAM

Maximize the long-term growth of the company in a capital efficient manner

How We Accomplish Our Objectives: Capital Allocation Excess Capital Available For Investment

How Acquisitions Fuel Growth

Total Return on Capital

How Have We Performed?

What Makes Us Unique? Pioneer recognizing the disruption of integrated payments, continuing to move quickly to take advantage 3 acquisition themes with specific synergy realization playbooks, improving with each deal Advantaged sourcing model and proven execution team Sustainable attractive long-term returns on capital

Acquisition Themes With Replicable Playbooks Due diligence and synergy realization playbooks improve with every rep

Recapping Previous Acquisition Mg Strategies ‘ Top Off the Funnel and Delete the Parts Capability Enhancement International Expansion

Survivors After Deleting . the Parts Capability Enhancement Top Off the Funnel and Delete the Parts International Expansion

Case Study

Global Blue

Global Blue Further reinforces our commitment to evolve Shift4 into an integrated global payments platform The leading specialty payments platform enabling tax-free shopping, dynamic currency conversion, and payments solutions to the world’s largest retail brands tradition of introducing transformative capabilities and exceptional customers along with a massive embedded cross-sell opportunity of $500B+ This brings our funnel to $1.4T+ Clear market leader serving the most recognizable luxury retailers all over the world (75K+ merchants with 400K+ locations) Transaction expected to close in 2H of 2025, subject to receipt of regulatory approvals Building s strategic partnership with Ant International and Tencent, who will remain shareholders in the combined business and collaborate on payment product development, expansion and distribution

Global Blue is a Leader in Global Payments Technology Diversified portfolio of tax-free shopping solutions and other value-added offerings including Dynamic Currency Conversion (“DCC”), Multi-Currency Payments (“MCP”) and hospitality gateway Serving a global customer base of over 75K+ lUxury and non-luxury retailers with 400K+ locations and 15M+ shoppers worldwide4 Extensive and scalable technology with 250+ point of sale integrations and 50+ payments integrations Stable and attractive take-rates, combined with strong operating leverage, to drive robust cash flow generation

Global Blue has an Iconic Portfolio of Brands Around the World

Global Blue Operates a Two-sided Network Connecting Merchants and Shoppers Globally

Differentiated Product Suite for Blue Chip Luxury Merchant Base Payments Solutions Description Enables international shoppers to make payments in local currency across 30+ countries in Europe and APAC Distributed through 50+ acquirer partners Key Solutions FX Solutions: Dynamic Currency Conversion Multi-Currency Payments Hospitality Gateway Acquiring (Australia Only) Tax Free Shopping Description Support international shoppers with the Value Added Taxes (“VAT”) refund process across 45+ countries in Europe and APAC Distributed through direct sales Key Solutions Issuing software enabling Tax Free Shopping and enhancing international shopper experience Export Validation software enabling seamless custom approval Refunding software and payments providing wide range of airport and non-airport refund options

How Does the Tax-Free Shopping Solution Work? Global Blue delivers win-win solutions by driving financial benefits for both merchants and consumers, while offering highly capable services that enhance shopping experience and boosts merchant sales

Global Blue has Multiple Long-Term Growth Drivers Continued Growth in Tax-Free Shopping in Existing Geographies Italy, France, Spain, Germany, Japan, Korea, Singapore, etc. Further Penetrate Existing Markets through Ongoing Digitization Continued Global Expansion 9 countries in the pipeline to adopt VAT refund Value-Added Offerings Materially Enhance Shift4’s Unified Commerce Platform FX solutions (DCC, MCP), hospitality gateway, marketing services Two sided network and digitization reduces costs and opens up opportunities for ad revenue and additional data monetization paths 1 Personal goods lUxury market historical CAGR from 2010A to 2024E (Source: Bain & Compamy). 2 Based on -3% Tax-Free Shopping market growth premium vs personal goods lUxury market growth (Source: Global Blue’s June 2024 Analyst Day presentation)

A Shared Vision of Empowering Merchants Globally Global Blue Enhances Shift4’s Unified Commerce Platform Shift4’s end-to-end payments platform brings differentiation and scale to Global Blue Global Blue expands Shift4’s product suite and provides additional use cases for Shift4’s offerings globally Expanding Shift4’s Global Footprint Two-sided network connecting 400K+ stores worldwide for 75K+ retailers, with 15M+ shoppers Global DCC offering through strong network of 50+ acquirers in 30+ countries Driving Long-term Growth with Meaningful Revenue Synergies Massive >$500 billion 1 payments cross-sell opportunity-expanding overall funnel to over $1.4 Trillion Expect run-rate -$80mm+ revenue synergies by 2027, with -$70mm+ EBITDA contribution Entering a Strategic Partnership with Ant International and Tencent Entering into a strategic partnership with Shift4 and will remain shareholders in the combined business Aligned with Shift4’s Disciplined Acquisition Criteria Expected to be accretive to adjusted diluted EPS in the first fiscal year post-close Strategic eCommerce partnership with Ant International and Tencent with both owning equity in Shift4 following transaction close 1 Estimated embedded payment volume from Global Blue’s merchant base.

Acquisition of Global Blue Continues Shift4’s Evolution into a Global Integrated Payments Platform Leading Player in Hospitality, Market Sports & Entertainment, Position and Restaurants Best-in-Class Complementary Global Payments Capabilities and Acquiring Solutions Global 65+ Countries Footprint (Local Presence) #1 Tax Free Shopping Provider Focused on Luxury and Non-luxury Retail Highly capable TFS Software and Value-Added Payments Solutions 50+ Countries (Local Presence) 1 Based on 1.04 EUR I USD FX rate. Adjusted non-GAAP EBITDA. 2 Does not Include expected synergies.

Our New Global Footprint 75+ COUNTRIES

Driving Long-term Growth with Meaningful Revenue Synergies

Building Strategic Partnership with Ant International and Tencent Ant International and Tencent will become shareholders in the combined business The partnership will include collaboration with Shift4 on the development of our global unified payment platform including payment product development, expansion and distribution This partnership reflects Ant International and Tencent’s confidence in Shift4’s ability to become a global leader in unified commerce solutions

Transaction Overview TRANSACTION SUMMARY Transaction valued at market value of $2.0B or $7.50 per share, implying enterprise value of -$2.5B Purchase price represents a -15% premium over Global Blue’s closing share price of $6.54 as of February 14, 2025 Valuation represents -13x CY2024 EV I EBITDA multiple FINANCING 100% cash financing -$1.8bn committed bridge financing supplemented with balance sheet excess cash • Planning to raise a combination of debt and convertible financing in H1 2025 Anticipate -3.6x LTM net leverage as of 02 ‘25 at closing Expect to reduce leverage to -3.3x net leverage by the end of 2025 Disciplined tuck-in M&A strategy unchanged FINANCIAL IMPACT & SYNERGIES Expected run-rate revenue synergies of -$80M by 2027, to result in -$70M run-rate EBITDA contribution Accretive to adjusted diluted EPS in the first calendar year post-close Expected to close by 03 ‘25 pending receipt of regulatory approvals and satisfaction of other customary closing conditions APPROVALS & CLOSING

Outlook

2024 Financial Review and Q4 Highlights End-to-end (“E2E”) payment volume of $47.9 billion during Q4 2024, up 49% from Q42023. Gross revenue of $887.0 million, up 26% from Q4 2023. Gross profit of $270.8 million, up 47% from Q42023. Gross revenue less network fees(A) of $405.0 million, up 50% from Q4 2023. Net income for Q4 2024 was $139.3 million. Net income per class A and C share was $1.66 and $1.44 on a basic and diluted basis, respectively. Adjusted net income for Q4 2024 was $123.4 million, or $1.35 per class A and C share on a diluted basis.(A) EBITDA of $221.3 million and Adjusted EBITDA of $205.9 million for Q4 2024, up 158% and 51%, respectively. Adjusted EBITDA margin of 51 % for Q4 2024. (A)

2025 Guidance Volume Gross Revenue Less Network Fees Adjusted EBITDA Adjusted Free Cash Flow

A Deeper Look at The Year Ahead GROSS REVENUE LESS NETWORK FEES: 24% Growth (at the midpoint) Payments Based Revenue Driven by volume growth: new, up-sell, cross-sell Spreads remain stable exiting 2024 Subscription & Other SaaS growth will continue to accelerate Acquired revenue drives growth but quickly declines with cross-sell conversions to end-to-end Organic GRLNF Growth 20%+ ADJUSTED EBITDA MARGIN: 500/0+ Margins expand 300+ basis points before the impact of aeq uisitions M&Asynergies will be realized over the next 12-18 months Opportunities to further improve margins: AI technology, new internal systems and ongoing streamlining efforts to enhance scalability throughout the business Reinvesting for growth focusing on international expansion ADJUSTED FREE CASH FLOW CONVERSION: Adjusted FCF conversion would be well north of 60%, excluding the impact of higher cash taxes and interest expense

Proven Track Record of Deleveraging

Gross Revenue Less Network Fees 3YCAGR: High Teens Gross Revenue Less Network Fees 3YCAGR: 250/0+ Gross Revenue Less Network Fees 3YCAGR: 300/0+ Adjusted EBITDA 3YCAGR: High Teens+ Adjusted EBITDA 3YCAGR: 250/0+ Adjusted EBITDA 3YCAGR: 300/0+ Margin Expansion +300bps

An Asptrational...but Achievable Goal Exit Run Rate from 2027 $1 Billion in Adj. Free Cash Flow

SHIFT

And One More Thing We Are Thrilled to Welcome Our New Board Member! Seth Dallaire Seth Dallaire is Walmart’s executive vice president and chief growth officer. He is responsible for driving revenue and overseeing all areas that contribute to its growth, including marketing, product, design and Walmart’s newer revenue generating businesses, such as Walmart Connect (media), Walmart+ (membership), Walmart Data Ventures (data insights) and Customer Data & Identity. From 2021-2024, Seth served as executive vice president and chief revenue officer of Walmart U.S. During this time, the Revenue organization greatly contributed to Walmart’s expansion beyond retail sales and created financial flexibility to fuel important new innovations. Prior to joining Walmart, Seth served as Instacart’s chief revenue officer (CRO), building the advertising business from the ground up and partnering with more than 2,500 brands. He has a long history of leading sales organizations at rapidly growing technology companies. Prior to Instacart, Seth held leadership roles at Amazon, including vice president of global advertising sales and marketing, where he helped grow their retail media business. Before Amazon, Seth led sales teams for Yahoo! and Microsoft. Seth received his Bachelor of Arts from Vassar College and Master of Business Administration from New York University. Seth resides in Bentonville, Arkansas.

We are going to go all over the world and bring the magic from our USA products and integrations in to the global market. We are going to win restaurants We are going to win hotels We are going to win stadiums and theme parks We are going to win more customers like our strategic partner We are going to ensure the company is always advantaged with an overflowing cross sell funnel. Above all, you can trust us because we do deliver on our promises and have proven that especially over the last three years. We exceeded our 2021 outlook targets and we did it profitably We deployed capital intelligently because we were forged differently and have a better playbook We follow a proven Shift4Way formula that will only get better We keep our promises In this case, history will be a great indicator of our future, and that should be reflected in our 2025 guidance, our new medium term outlook, and our ambitious target for $1 billion in FCF run rate exiting 2027.

SHIFT

Reconciliations of Gross Revenue to Gross Profit and Gross Profit to Gross Revenue Less Network Fees Year Ended December 31, (in millions) 2024 2023 Gross revenue $3,330.6 $2,564.8 Less: Network fees (1,976.2) (1,624.4) Less: Other costs of sales (exclusive of depreciation of equipment under lease) (381.3) (252.6) 973.1 687.8 Less: Depreciation of equipment under lease (54.4) (35.3) Gross profit (a) $918.7 $652.5 Gross profit (a) $918.7 $652.5 Add back: Other costs of sales 381.3 252.6 Add back: Depreciation of equipment under lease 54.4 35.3 Gross revenue less network fees $1,354.4 $940.4 a. The determination of gross profit is inclusive of depreciation of equipment under lease that is included in Depreciation and amortization expense in the Consolidated Statements of Operations. The table reflects the determination of gross profit for all periods presented. Although gross profit is not presented on the Consolidated Statements of Operations, it represents the most comparable metric calculated under U.S. GAAP to non-GAAP gross revenues less network fees.

Reconciliation of Net Income to EBITDA and Adjusted EBITDA Year Ended December 31, (in millions) 2024 2023 Net income $294.5 $122.9 Interest expense 61.8 32.1 Interest income (33.7) (31.9) Income tax benefit (296.1) (3.4) Depreciation and amortization 296.6 214.6 EBITDA 323.1 334.3 Acquisition, restructuring and integration costs (a) 38.8 28.3 Revaluation of contingent liabilities (b) 4.0 23.1 Impairment of intangible assets 18.6 Realized and unrealized gain on investments in securities (66.7) (12.2) Change in TRA liability (c) 289.0 3.4 Equity-based compensation (d) 67.9 59.1 Foreign exchange and other nonrecurring items (e) 21.3 5.3 Adjusted EBITDA $677.4 $459.9 a. For the year ended December 31, 2024, primarily consisted of $19.7 million of acquisition-related costs and $18.6 million of restructuring costs. For the year ended December 31, 2023, primarily consisted of $23.2 million of acquisition-related costs and $4.6 million of restructuring costs. b. Consisted of fair value adjustments to contingent liabilities arising from acquisitions. c. Consisted of valuation adjustments to the tax receivable liability. d. Consisted of equity-based compensation expense for RSUs, including employer taxes for vested RSUs. We exclude noncash equity-based compensation charges and additional Federal Insurance Contribution Act (“FICA”) and related payroll tax expense incurred when employees vest in restricted stock awards. Although noncash equity-based compensation and the additional FICA and related payroll tax expenses are necessary to attract and retain employees, we place our primary emphasis on stockholder dilution as compared to the accounting charges related to such equity-based compensation plans. e. For the year ended December 31, 2024, primarily consisted of $9.7 million of other non-routine selling, general, and administrative expenses, $7.8 million of expenses related to the upgrade of our intemal IT systems, and $5.2 million of legal and professional expenses for non-routine matters, partially offset by $1.4 million of unrealized foreign exchange gains. For the year ended December 31, 2023, primarily consisted of $4.0 million of unrealized foreign exchange losses and $1.9 million of legal and professional expenses for non-routine matters.

Reconciliation of Operating Cash Flow to Free Cash Flow and Adjusted Free Cash Flow Year Ended December 31, (in millions) 2024 2023 Net cash provided by operating activities (a) $500.3 $346.0 Capital expenditures (b) (173.9) (135.6) Free Cash Flow 326.4 210.4 Adjustments: Payments on contingent liabilities in excess of initial fair value (c) 11.4 17.8 Acquisition, restructuring and integration costs 50.5 28.0 Bonus timing, nonrecurring strategic capital expenditures, and other (d) 10.9 17.3 Adjusted Free Cash Flow $399.2 $273.5 a. In 042024, Shift4 reclassed “Settlement activity, net” from operating to financing activities. Accordingly, prior period balances have been updated to conform to the current period presentation. b. Capital expenditures include acquired equipment to be leased, capitalized software development costs and acquired property, plant and equipment. c. Payments on contingent liabilities in excess of the fair value estimated upon acquisition are classified as operating activities in the Statements of Cash Flows. Given these amounts are directly related to acquisitions, they have been excluded from the calculation of Adjusted Free Cash Flow. d. For the year ended December 31, 2024, adjustments primarily consisted of cash paid toward the upgrade of Shift4’s internal IT systems and other nonrecurring items.